EMPLOYMENT AGREEMENT

AGREEMENT, dated as of January 1, 2009, between Research
Frontiers Incorporated, a Delaware corporation with principal executive offices at 240 Crossways Park Drive, Woodbury, New
York 11797-2033 (the "Company"), and Joseph M. Harary, residing at [address] ("Employee").

W I T N E S S E T H

WHEREAS, the Company desires to employ Employee upon the terms and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual promises, covenants, and conditions herein contained and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

Section 1.        Employment.

The Company hereby agrees to continue to employ Employee, and Employee hereby agrees to continue to serve the Company, all upon the terms and subject to the conditions set forth in this Agreement.

 Section 2.        Capacity and Duties.

 (a) Employee is and shall be employed in the capacity of President and Chief Executive Officer of the Company and shall have the duties, responsibilities, and authorities normally performed by the president and chief executive officer of a company, including responsibility for the overall and day-to-day operation of the Company, the hiring and termination of employees of the Company who are not officers of the Company, and such other duties, responsibilities, and authorities as are assigned to him by the Board of Directors of the Company (the "Board") so long as such additional duties, responsibilities, and authorities are consistent with Employee's position and level of authority as President and Chief Executive Officer of the Company. Employee shall also serve as Treasurer, Secretary, and General Counsel of the Company (or any combination of the foregoing) if requested to do so by the Board. Employee in carrying out his duties under this Agreement shall report solely to the Board. Notwithstanding the foregoing, after a Non-Extension Notice (as hereinafter defined) is delivered, Employee shall (i) resign from such offices then held by Employee with the Company or its subsidiaries as shall be requested by the Board and shall no longer have the duties, responsibilities, and authorities associated with the offices from which he has resigned, (ii) report to such person or persons as the Board may specify, and
(iii) perform such transitional duties, responsibilities, and authorities as may be reasonably assigned to him by the Board.

 (b) Employee shall devote substantially all of his business time and attention to promote and advance the business of the Company, except that Employee shall be permitted to (i) serve on the boards of directors of other corporations not engaged in competition with the Company and the boards of trade associations and charitable organizations, (ii) engage in charitable activities and community affairs, (iii) manage his personal investments and affairs, and (iv) teach or lecture; provided in each case that (A) such activities do not materially interfere with the proper performance of Employee's duties and responsibilities as the Company's President and Chief Executive Officer and (B) in the case of each activity described in clauses
(i), (ii), and (iv), such activity is approved in advance by the Board, such approval not to be unreasonably withheld, except that, if all of activities described in clauses (i), (ii), and (iv) involve in the aggregate less than ten hours per month of Employee's time, such advance approval shall not be required but Employee shall promptly notify the Board of the nature of such activities.

(c) If (i) Employee is serving on the Board on the date a Non-Extension Notice is delivered or at a time that he is no longer employed by the Company and (ii) (A) a Change of Control (as hereinafter defined) has not occurred or (B) Employee's employment has been terminated by the Company pursuant to Section 9(c) or Employee, in breach of this Agreement, has terminated his employment prior to the Scheduled Date of Termination (as hereinafter defined) other than pursuant to Section 9(d), Employee shall promptly resign from the Board if he is requested to do so by the Board.

Section 3.        Term of Employment.



The term of employment of Employee by the Company pursuant to this Agreement shall be for the period (the "Employment Period") commencing as of the date hereof and ending on December 31, 2013, unless further extended or sooner terminated in accordance with the provisions of this Agreement.
On December 31, 2013, and on each subsequent December 31, the Employment Period shall be automatically extended for one additional year unless, not later than 90 days prior to such date, the Company shall have delivered to Employee or Employee shall have delivered to the Company written notice (a "Non-Extension Notice") that the Employment Period shall not be further extended.

Section 4.        Compensation.

During the Employment Period, subject to all the terms and conditions of this Agreement and as compensation for all services to be rendered by Employee under this Agreement, the Company shall pay to or provide Employee with the following:

(a) Base Salary. The Company shall pay to Employee a base salary at the annual rate of at least $425,000, payable at such intervals (at least monthly) as salaries are paid generally to other executive officers of the Company.

(b)   Bonus.   Employee shall be eligible for a potential annual
bonus in an aggregate amount of at least $150,000 upon the achievement of realistic and achievable goals. Not later than April 30 of 2009, and not later than March 15 of each subsequent year, the Board shall determine in good faith, after consultation with Employee, the goals for that year's bonus, which goals shall be specified in writing. The Board may, in its sole discretion, provide for a series of separate and independent goals to be met during the year, each of which is associated with its own potential bonus. Any bonus (including any bonus associated with a separate and independent goal) for any year shall be payable to Employee as soon as practicable after it is determined whether the applicable goals have been achieved.

(c) Equity Incentive Awards. In recognition of Employee's assumption of the title and duties of Chief Executive Officer and the services performed by Employee during 2008, as of January
1, 2009, the Company granted Employee 150,000 shares (the "Restricted Shares") of Restricted Stock under the Company's
2008 Equity Incentive Plan (the "Plan"). The Restricted Period (as defined in the Plan) shall lapse as to 1/36 of the Restricted Shares on the last day of each of the first 36 months during the Employment Period, subject to forfeiture of the Restricted
Shares as set forth in the Plan and the accelerated lapse of the Restricted Period as set forth herein. In addition to the Restricted Shares, the committee established by the Board to administer the Plan may grant Employee additional equity incentive awards under the Plan or otherwise from time to time based upon his performance. Any such additional equity incentive awards shall be of a type and amount commensurate with Employee's position and consistent with the type and amount of equity incentive awards granted to the Company's other officers, directors, and employees.


(d) Vacation. Employee shall be entitled to annual paid vacation of 20 business days, which shall accrue in accordance with the policies of the Company in effect from time to time. Vacation days not used in the year earned may be carried into the first quarter of the subsequent year. For any vacation day not used prior to the end of the first quarter of the year subsequent to the year earned, Employee shall be paid an amount equal to his annual base salary in the year earned divided by 260.

(e) Employee Benefit Plans. Employee shall be entitled to participate in all employee benefit plans maintained by the Company for its senior executives or employees for which he is eligible.

(f) Withholding. Employee authorizes the Company to make any and all applicable tax withholdings from any compensation payable or provided to Employee hereunder.

(g) Disability Payments. Any compensation payable or provided to Employee hereunder shall be reduced by the sum of the amounts, if any, payable to Employee under disability benefit plans of the Company.

Section 5.        Expenses.

The Company shall reimburse Employee for all reasonable expenses (including, but not limited to, business travel and entertainment expenses) incurred by him in connection with his employment hereunder in accordance with the written policy and guidelines established by the Company for executive officers.

Section 6.        Patents.

Any interest in patents, patent applications, inventions, trademarks, trademark applications, copyrights, developments, processes, or other intellectual property ("Inventions") which Employee now or hereafter during the period he is employed by the Company under this Agreement or otherwise may own or develop relating to the fields in which the Company may then be engaged shall belong to the Company; and forthwith upon request of the Company Employee shall execute all such assignments and other documents and take all such other action as the Company may reasonably request in order to vest in the Company all his right, title, and interest in and to the Inventions free and clear of all liens, charges, and encumbrances.

Section 7.        Non-Competition, Non-Solicitation.

Employee agrees that he will not during the period he is employed by the Company under this Agreement or otherwise and for a period of two years thereafter, directly or indirectly,
(a) solicit the employment of, or, except for terminations of employees in the ordinary course of business during the period Employee is employed by the Company under this Agreement or otherwise, encourage to leave the employment of the Company or any of its subsidiaries, any person employed by the Company or any of its subsidiaries, (b) hire any employee or former employee of the Company or any of its subsidiaries, (c) compete with or be engaged in the same business as the Company or any of its subsidiaries, (d) be employed by, or act as consultant or lender to, or be a director, officer, or employee of, any business or organization which, during the period
Employee is employed by the Company under this Agreement or otherwise, directly or indirectly competes with or is engaged in the same business as the Company or any of its subsidiaries, or (e) have a greater than one percent interest as owner, member, or partner of any business or organization which, during the period Employee is employed by the Company under this Agreement or otherwise, directly or indirectly competes with or is engaged in the same business as the Company or any of its subsidiaries.

Section 8.        Confidential Information.

All confidential information which Employee may now possess, may obtain during or after the Employment Period, or may create prior to the end of the period he is employed by the Company under this Agreement or otherwise relating to the business of the Company or of any its licensees, customers, or suppliers shall not be published, disclosed, or made accessible by him to any other person, firm, or corporation either during or after the termination of his employment or used by him except during the Employment Period in the business and for the benefit of the Company, in each case without prior written permission of the Company. Employee shall return all tangible evidence of such confidential information to the Company prior to or at the termination of his employment.


Section 9.        Early Termination.

Employee's employment hereunder may be terminated prior to December 31, 2013 or, if the Employment Period has been extended to a date later than December 31, 2013, prior to such later date (December 31, 2013 or such later date is hereinafter referred to as the "Scheduled Date of Termination"), without such termination constituting a breach of this Agreement only under the following circumstances:

(a) Death. Employee's employment hereunder shall terminate upon his death.

(b) Disability. If, as a result of Employee's incapacity due to physical or mental illness, Employee shall have been absent from his duties hereunder on a full-time basis for at least 16 consecutive weeks and does not return to the performance of his duties on a full-time basis within ten days after receipt of written notice from the Company, the Company may terminate Employee's employment hereunder.

(c) Cause. The Company may terminate Employee's employment hereunder for Cause. For purposes of this Agreement, "Cause" shall mean (i) gross negligence or willful misfeasance demonstrated by Employee in the performance of his material duties to the Company, (ii) refusal by Employee to perform reasonable material lawful duties which are consistent with Employee's position and role and are assigned to him by the Board, which refusal continues uncured for 30 days after receipt of written notice from the Company, (iii) Employee's engaging in any act of fraud, dishonesty, or moral turpitude that has or is likely to have a material adverse affect on the business of the Company or the reputation of the Company or Employee,
(iv) Employee's breaching in any material respect any material provision of this Agreement, the Research Frontiers
Incorporated Employee Proprietary Information & Invention
Agreement executed by Employee on or about February 20, 1998 (the "1998 Agreement"), or the employee policies and procedures of the Company, which breach is not cured within 30 days after receipt of written notice from the Company, (v) Employee's conviction of, or entering into a plea of guilty or nolo contendere (or its equivalent) to, a felony, or (vi) Employee's material violation of any federal, state, or local law applicable to the Company or any of its subsidiaries or their respective businesses; provided that (A) no act, or failure to act, by Employee that is specifically authorized pursuant to a resolution duly adopted by the Board shall constitute Cause and
(B) Cause will not exist unless and until the Company has delivered to Employee a copy of a resolution duly adopted by at least two-thirds of the Board (excluding Employee) at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee and his counsel to be heard before the Board) finding that, in the good faith opinion of the Board, an event described in one or more of clauses (i) through (vi) above has occurred and specifying the particulars thereof in detail.

(d) Good Reason. Employee may terminate his employment hereunder for Good Reason. For purposes of this Agreement, "Good Reason" shall mean (i) the Company's breaching in any material respect any material provision of this Agreement (and it is agreed that Sections 2(a) and 11(a) are each a material provision of this Agreement for these purposes), (ii) a change in Employee's daily work location to a place that is greater than 50 miles from both (A) Employee's place of residence on the date hereof and (B) the Company's place of business on the date hereof in Woodbury, New York, other than such a change that occurs after a Non-Extension Notice is delivered, or (iii) the failure of the Board (or a committee of the Board) to nominate Employee to serve as a director of the Company, other than such a failure that occurs after a Non-Extension Notice is delivered; provided in each case that Employee shall have provided written notice to the Company of the existence of such breach, change, or failure and the Company shall not have remedied such breach, change, or failure within 30 days of receipt of such notice.

(e)    Notice of Early Termination.  Any termination of
Employee's employment by the Company pursuant to Section
9(b) or 9(c) or by Employee pursuant to Section 9(d) shall be communicated by a Notice of Early Termination to the other party hereto. For purposes of this Agreement, a "Notice of Early Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for early termination under the provision so indicated.

(f) Date of Early Termination. "Date of Early Termination" shall mean (i) if Employee's employment is terminated pursuant to Section 9(a), the date of his death, (ii) if Employee's employment is terminated pursuant to Section 9(b), 9(c), or 9(d), the date specified in the Notice of Early Termination, which shall not be earlier than the date on which the Notice of Early Termination is given, or (iii) if, in breach of this Agreement, Employee's employment is terminated prior to the Scheduled Date of Termination for any other reason, the date on which Employee's employment is terminated.

Section 10.      Compensation Upon Early Termination or
Expiration of the Employment Period.

(a)    If Employee's employment is terminated pursuant to
Section 9(a), Employee's devisee, legatee, or other designee or, if there be no such devisee, legatee, or other designee, Employee's estate (such devisee, legatee, designee, or estate is hereinafter referred to as "Employee's Beneficiary") shall be entitled to receive (i) Employee's base salary and benefits accrued and unpaid through the Date of Early Termination, (ii) any unpaid bonus that Employee is eligible to receive on his Date of Early Termination, (iii) any reimbursement Employee is entitled to receive for expenses incurred prior to the Date of Early Termination, and (iv) any benefits to which Employee or Employee's Beneficiary is entitled pursuant to any insurance or other benefit or incentive plan or arrangement of the Company (collectively, "Accrued Obligations"). In addition, (v) the Company shall pay to Employee's Beneficiary Employee's base salary for the period commencing on the Date of Early Termination and ending on the six month anniversary of the Date of Early Termination, payable in the manner it would have been paid if Employee had not died, and (vi) if on his Date of Early Termination Employee is not eligible to receive a bonus (including any bonus associated with a separate and independent goal) for any year but has made substantial progress towards earning such bonus, the Board will in good faith determine if Employee's Beneficiary should be paid all or a portion of such bonus.

(b) If Employee's employment is terminated by the Company pursuant to Section 9(b), the Company shall pay to Employee the Accrued Obligations. In addition, (i) the Company shall pay to Employee the amount, if any, by which (A) his base salary for the period commencing on the Date of Early Termination and ending on the six month anniversary of the Date of Early Termination exceeds (B) the sum of (I) the amount of base salary received by Employee with respect to the period he was disabled and (II) the sum of the amounts, if any, payable to Employee under disability benefit plans of the Company, which amount shall be payable in equal installments over the period commencing on the Date of Early Termination and ending on the six month anniversary of the Date of Early Termination at such intervals (at least monthly) as salaries are paid generally to executive officers of the Company and (ii) if on his Date of Early Termination Employee is not eligible to receive a bonus (including any bonus associated with a separate and independent goal) for any year but has made substantial progress towards earning such bonus, the Board will in good faith determine if Employee should be paid all or a portion of such bonus.

(c) If Employee's employment is terminated by the Company pursuant to Section 9(c) or if Employee, in breach of this Agreement, shall terminate his employment prior to the Scheduled Date of Termination other than pursuant to Section 9(d), the Company shall pay to Employee the Accrued Obligations.

(d) If the Company, in breach of this Agreement, shall terminate Employee's employment prior to the Scheduled Date of Termination other than pursuant to Section 9(b) or 9(c) or if Employee shall terminate his employment pursuant to Section
9(d), then

(i)    the Company shall pay to Employee the Accrued
Obligations;

(ii) if on his Date of Early Termination Employee is not eligible to receive a bonus (including any bonus associated with a separate and independent goal) for any year but has made substantial progress towards earning such bonus, the Board will in good faith determine if Employee should be paid all or a portion of such bonus;

(iii) the Company shall pay as severance pay to Employee his base salary for the period commencing on the Date of Early Termination and ending on the Scheduled Date of Termination, payable in the manner it would have been paid if his employment had not so terminated; provided that (A) except as set forth in clause (B) below, in no event shall the Company pay such severance pay to Employee for less than one year or more than three years and (B) if the Date of Early Termination occurs within three months prior to, or 12 months following, a Change of Control, the Company shall pay such severance pay to Employee for the period commencing on the Date of Early Termination and ending on the later of (I) the Scheduled Date of Termination and (II) the third anniversary of the Date of Early Termination; and

(iv) the Restricted Period shall lapse with respect to all Restricted Shares and any additional equity incentive awards granted to Employee under the Plan or otherwise shall immediately become fully vested.

For purposes of this Agreement, a "Change in Control" shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 5.01 of Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (or any successor form), other than a change of control resulting in control of the Company by Employee or a group including Employee.

(e) If the Scheduled Date of Termination occurs as a result of a Non-Extension Notice delivered by the Company to Employee and Employee is not otherwise employed by the Company after the Scheduled Date of Termination, the Company shall pay
Employee (i) Employee's base salary and benefits accrued and unpaid through the Scheduled Date of Termination, (ii) any unpaid bonus that Employee is eligible to receive on the Scheduled Date of Termination, (iii) any reimbursement
Employee is entitled to receive for expenses incurred prior to the Scheduled Date of Termination, and (iv) any benefits to which Employee is entitled pursuant to any insurance or other benefit or incentive plan or arrangement of the Company (collectively, "Scheduled Date of Termination Accrued Obligations"). In addition, (v) the Company shall pay as severance pay to Employee his base salary for the period commencing on the Scheduled Date of Terminations and ending on the one year anniversary of the Scheduled Date of Termination, payable in the manner it would have been paid if his employment had not so terminated, and (vi) if on the Scheduled Date of Termination Employee is not eligible to receive a bonus (including any bonus associated with a separate and independent goal) for any year but has made substantial progress towards earning such bonus, the Board will in good faith determine if Employee should be paid all or a portion of such bonus.

(f) If the Scheduled Date of Termination occurs as a result of a Non-Extension Notice delivered by Employee to the Company and Employee is not otherwise employed by the Company after the Scheduled Date of Termination, the Company shall pay
Employee the Scheduled Date of Termination Accrued
Obligations.

(g)   Notwithstanding anything in the foregoing to the contrary,

(i) it is intended that the amounts payable to Employee under Sections 10(d)(iii) and 10(e) shall be exempt from Section 409A ("Section 409A") of the Internal Revenue Code of 1986, as amended (the "Code"), or satisfy the safe harbor set forth in Treasury Regulations section 1.409A-1(b)(9)(iii) to the maximum extent permitted. To the extent such amounts payable under Sections 10(d)(iii) and 10(e) are not exempt and exceed the applicable safe harbor amount, the excess amount shall be treated as deferred compensation under Section 409A and as such shall be payable to Employee in the manner it would have been paid if his employment had not terminated. Employee and the Company agree that any such amounts and excess amounts are intended to be paid in compliance with
Section 409A, Treasury Regulations section 1.409A-1(b)(9)(iii), and any future guidance issued thereunder; and

(ii) if, at the time of Employee's termination of employment with the Company, Employee is considered a "specified employee" (as such term is defined in Treasury Regulations section 1.409A-1(i)(1)) and it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under
Section 409A, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee), until the first date that occurs after the date that is six months following Employee's separation of service with the Company (or
Employee's death, if earlier).

(h) Except as provided in this Section 10 and Section 22, Employee shall not be entitled to any payments or benefits from the Company upon the termination of this Agreement (i) prior to the Scheduled Date of Termination, whether such termination is pursuant to Section 9 or in breach of this Agreement, or (ii) on the Scheduled Date of Termination, whether the Scheduled
Date of Termination occurs as a result of a Non-Extension
Notice delivered by the Company to Employee or delivered by Employee to the Company. Without limiting the generality of the foregoing, the payments and other benefits provided for in
Section 10(d) shall be Employee's sole remedy for any breach or alleged breach of this Agreement by the Company. Nothing contained herein shall preclude the Company from pursuing, either during or after the Employment Period, any remedy for any breach or alleged breach of this Agreement by Employee.

(i) Notwithstanding anything herein to the contrary, in the event that Employee would otherwise have received any payments or distributions, whether payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that constitute "parachute payments" within the meaning of Section 280G of the Code (the "Parachute
Payments"), Employee shall receive the greater net after-tax amount (taking into account all applicable taxes payable by the Executive, including any excise tax imposed under Section 4999 of the Code (the "Excise Tax")) of (i) the Parachute Payments and (ii) an amount equal to the Parachute Payments reduced by the smallest amount necessary to take the Parachute Payments under the Excise Tax threshold.

(j) Upon the termination of this Agreement for any reason, if Employee does not continue to be employed by the Company after such termination, Employee shall be under no obligation to seek other employment and there shall be no offset against any amounts due to him under this Agreement on account of any remuneration or benefits provided to him as the result of employment by another employer which complies with the provisions of Section 7.

Section 11.      Successors; Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, by written agreement in form and reasonably substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this
Section 11(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) Employee's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrance, or the claims of Employee's creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of Employee and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees, and shall be binding upon and inure to the benefit of the Company and its successors under Section 11(a). If Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's Beneficiary.

Section 12.      No Third Party Beneficiaries.

This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in Section 11).

Section 13.      Equitable and Other Relief.

Since a breach of the provisions (the "Subject Provisions") of
Section 6, 7, or 8 or of the 1998 Agreement could not adequately be compensated by money damages, the Company shall be entitled, in addition to any other right and remedy available to it, to an injunction restraining such breach or a threatened breach, and in either case no bond or other security shall be required in connection therewith, and Employee hereby consents to the issuance of such injunction. Employee agrees that the Subject Provisions are necessary and reasonable to protect the Company in the conduct of its business. If any restriction contained in any of the Subject Provisions shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions thereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated thereby. If Employee breaches any of his material obligations under the Subject Provisions in any material respect, which breach is not cured within 30 days after receipt of written notice from the Company, notwithstanding anything to the contrary contained herein, the Company shall have no further compensation or benefit obligations to Employee pursuant to this Agreement.
The Subject Provisions shall survive any termination of this Agreement.

Section 14.      Representations and Warranties of Employee.

Employee represents and warrants to the Company that (a) Employee is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Company hereunder and (b) Employee is under no physical or mental disability that would hinder his performance of duties under this Agreement.

Section 15.      Life Insurance.

If requested by the Company, Employee shall submit to such physical examinations and otherwise take such actions and execute and deliver such documents as may be reasonably necessary to enable the Company, at its expense and for its own benefit, to obtain life insurance on the life of Employee.

Section 16.      Modification.


This Agreement and the 1998 Agreement set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements between them concerning such subject matter (other than previously existing equity awards made by the Company to Employee, except as any such award may be modified by this Agreement), and may be modified only by a written instrument duly executed by each party.

Section 17.      Notices.

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 17). Notice to the estate of Employee shall be sufficient if addressed to Employee as provided in this Section 17. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof.

Section 18.      Waiver.

Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

Section 19.      Headings.

The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

Section 20.      Counterparts; Governing Law.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws.

Section 21.      Section 409A Compliance.

 This Agreement is intended to comply with the requirements of
Section 409A and the regulations issued thereunder. To the extent of any inconsistencies with the requirements of Section 409A, this Agreement shall be interpreted and amended in order to meet such Section 409A requirements. Notwithstanding anything contained in this Agreement, it is the intent of the Company to have this Agreement interpreted and construed to comply with any and all provisions of Section 409A, including any subsequent amendments, rulings, or interpretations from appropriate governmental agencies. If, however, any benefit or payment under this Agreement is deemed to not comply with
Section 409A, the Company and Employee agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereunder) so that either (a) Section 409A will not apply or (b) compliance with Section 409A will be achieved.

 Section 22.      Indemnification.

 The Company shall indemnify and make permitted advances to Employee on the same basis as it indemnifies and makes permitted advances to its other directors and officers. The Company shall not modify in a manner that is materially adverse to Employee the basis on which it is obligated on the date hereof to indemnity and advance expenses to Employee unless the Company is legally required to do so. In addition, Employee shall be entitled to the full protection of any insurance policies which the Employer may elect to maintain generally for the benefit of its directors and officers.

 IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


 Research Frontiers Incorporated







By:  /s/ Robert L. Saxe
            Robert L. Saxe, Chairman
            4/28/2009


        /s/ Joseph M. Harary
            Joseph M. Harary
                  4/28/2009